EXHIBIT 99.1



                                  RISK FACTORS
                                Dated May 1, 1999


         You should consider the following risks, as well as those described in any other public filing by American Uranium or in any investor document distributed by American Uranium, before an investment is made in the company. The risks below are not the only possible risks. Additional ones may also impair the business operations of American Uranium. If any one or more of these risks happen, the business, results of operations or financial condition will be impaired. There may be a concomitant adverse effect on the value of the securities of American Uranium and you may lose part or all of your investment.

American Uranium is in the development stage and has no history of operations on which to base investment decisions about it.

         American Uranium is in the development stage. Although incorporated in 1991, it has not engaged in any substantive operations to date, most of its activities being related to formation, initial capitalization and the acquisition of one potential mining property. Businesses which are starting up or in their initial stages of development present substantial business and financial risks and suffer significant losses from which they may not recover. American Uranium will face all of the challenges of a new business enterprise, including but not limited to, engaging the services of qualified support personnel and consultants, establishing budgets, implementing appropriate financial controls and internal operating policies and procedures. Because the company is new, there is little history on which to judge the financial condition or potential success of American Uranium.

American Uranium has limited capital and will need additional financing to implement its business plan.

         American Uranium currently has limited operating capital. It will require substantial amounts of additional capital to continue its business and to develop its business as intended.

American has never paid any dividends and does to intend to do so in the future.

         American Uranium has neither paid or declared any dividends, nor, by reason of its present financial status and its contemplated financial requirements, does it anticipate paying any dividends in the foreseeable future. The future payment of dividends on the common stock, if any, rests within the sole discretion of the board of directors. Any determination to pay dividends in the future will depend on, among other things, the earnings, capital requirements and financial condition of American Uranium.


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American Uranium has no operating history as a mining company; therefore it is dependant on others for the implementation of its business plan in the early stages.

         American Uranium has no operating history as a mining, prospecting or assaying company. To initially locate and obtain mining properties, it is relying on an outside consultant. American Uranium also will rely on other consultants and independent contractors in its development stages to implement its business plan. These stages will include staking, evaluation, permitting or licensing and assessment activities. No assurance can be given that current and future employed persons will have the experience and skills to successfully execute the proposed business plan in the context of the enterprise.

The business of mining has many inherent risks of operations which may prevent ultimate success.

         The business of mineral exploration, development and production involves significant risks. It depends on, amongst other things, successful location of minable reserves and skillful management. Mineral deposits and ore grades may vary substantially, rendering what was initially believed a profitable deposit of little or no value. Profitable mining of ore bodies can be affected by unforeseen changes in operating circumstances, ore reserves and technical issues. Substantial investment is often required before viable deposits are located and brought into production. Mining is subject to a number of hazards including rock falls, subsidence, cave-ins, flooding and other weather conditions. Insurance for some or all of these hazards may be too expensive or not available. Production can also be affected by unanticipated changes in permitting requirements, environmental factors, change in law, work interruptions, operating circumstances, unexpected changes in the quality or quantity of reserves, unstable or unexpected ground conditions and technical issues. Therefore, American Uranium may have to bear unforeseen and extraordinary expenses. No assurance can be given that American Uranium will have the financial resources or insurance in the event of these or other hazards befall it.

American Uranium will rely on dated geological reports that it believes are public information to locate potential mining properties which may be inaccurate or being used by others.

         American Uranium plans to rely on publicly available geological reports and databases to locate potential mining stakes or leases. If these reports and databases prove to be protected by trade secret laws and the like, it may incur liability. Because the reports are typically several decades old, there is no sure method of verifying the care and manner used to prepare them without further verification by American Uranium and its agents. Verification is expected to be costly. Decisions made without adequate checking could result in significant unrecoverable expenses. No assurance can be given that other persons are not using the same or similar reports and databases resulting in others identifying and staking claims prior to American Uranium taking similar action.

American Uranium will rely on others to perform extractive services, with all the inherent risks of employing others for important functions.

         The business plan anticipates that American Uranium will identify, stake, evaluate and permit potential mining sites and the extractive, milling and production will be contracted to others in one or all of these fields. American Uranium will rely on consultants and independent contractors to be


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available and to work in the appropriate manner to realize the value of the natural resources. No assurance can be given that American Uranium will be able to locate contractors with which it will work, within acceptable fee arrangements and that these entities will extract the full value of the resources. American Uranium may also be at risk for any violations of law and permits of the persons it uses to conduct the extractive, milling and production tasks.

American Uranium will depend on its current officers to carry it through the development stages, and their loss would have a severe impact on its future.

         Because of their many years of experience in the mining fields, American Uranium is dependent upon the continuing services of its president and other officers. The loss of services of any key individuals will have a negative impact. There also is the risk that their unique services might not be replaceable at fees that American Uranium can afford. Without the services of the existing management team, the growth, progress, and overall success of American Uranium may be adversely affected.

Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business of American Uranium.

         American Uranium will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect American Uranium's ability to extract and to market ores and processed products. These failures also will affect the ability of American Uranium to generate mining revenues. Although American Uranium does not anticipate problems satisfying any of the regulations involved in its business, American Uranium cannot foresee the possibility of new regulations which could adversely affect its business.

The current management has voting control over the common stock; therefore they can determine the direction of American Uranium.

         The current officers, directors and principal shareholders own a majority of the outstanding common stock. The shareholders of American Uranium do not have the right of cumulative voting for the election of directors. Accordingly, the existing principal shareholders are and will continue to be able to elect all of the directors of American Uranium and control its affairs.

The majority of the outstanding shares of common stock may be traded without registration; hence there may be market overhang resulting in an illiquid market.

         Most of the shares of common stock have been issued for periods longer than two year and other shares of common stock have been issued under exemptions that afforded them the status of free trading shares. Most of these shares were purchased for very small per share amounts. As a result, most of the shares may be sold by the holders in the public market if and when it develops. Some shares are held by officers, directors and other affiliates which may be sold only subject to volume and timing limitations. The amount of shares that can be sold may have an impact on the market by causing it to be illiquid for fear of market makers having to buy large amounts of these securities from long time holders and related parties.


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Business issues resulting from the Year 2000 problem may have an impact on some business systems of American Uranium.

         Because American Uranium is commencing operations in the business environment where the issues resulting from Year 2000 non-compliance have been discussed and are being addressed, it does not expect that there will be any adverse consequence to it. To the extent that vendors of services and date sensitive data are not compliant, American Uranium will be impacted, but it does not expect the effect to be material. American Uranium does not have any information systems of its own that are not Year 2000 compliant.

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